Consent of Independent Public Accounting Firm

The Board of Directors of Foamex Asia Company Limited

I consent to the incorporation by reference in the registration statements (Nos. 33-74264, 33-94154, and 333-90020) on Form S-8 of Foamex International Inc. of my report dated 17 March 2008, with respect to the consolidated balance sheets of Foamex Asia Company Limited and its subsidiares as of 31 August 2007 and 31 December 2006 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the eight month period ended 31 August 2007 and for the year ended 31 December 2006, which report appears in the 31 December 2007 annual report on Form 10-K of Foamex International Inc.

My report dated 17 March 2008, contains an explanatory paragraph that states that generally accepted accounting principles in Thailand do not conform to those in the United States of America. A description of the significant differences between these two generally accepted accounting principles and the effect of these differences is presented in Notes 28 and 29 to the consolidated financial statements.

(Vairoj Jindamaneepitak)

Certified Public Accountant

Registration No. 3565

KPMG Phoomchai Audit Ltd.

Bangkok

3 April 2008